Exhibit 99.1

Kymera Therapeutics Announces Fourth Quarter and Full Year 2022 Financial Results and

Provides a Business Update

Partner Sanofi plans to initiate Phase 2 trial of IRAK4 degrader KT-474 (SAR444656) in 2023

Phase 1 trials for STAT3 (KT-333) and IRAKIMiD (KT-413) degraders ongoing, with data evaluating clinical activity expected to be shared in 2023

Phase 1 clinical trial for MDM2 degrader (KT-253) expected to be initiated in early 2023

Year-end 2022 cash balance of approximately $560 million with cash runway into second half of 2025

Company to hold quarterly results call at 8:30 a.m. ET

Watertown, Mass. (February 23, 2023) – Kymera Therapeutics, Inc. (NASDAQ: KYMR), a clinical-stage biopharmaceutical company advancing targeted protein degradation (TPD) to deliver novel small molecule protein degrader medicines, today reported business highlights and financial results for the fourth quarter and full year ended December 31, 2022.

“2022 was a significant year for Kymera, with our clinical data validating critical aspects of our approach to drug discovery and development, moving us forward toward becoming a fully integrated global biopharmaceutical company. Our lead program, KT-474, demonstrated the first clinical impact of a degrader outside of oncology in complex inflammatory diseases, and also showed the superior clinical potential of an IRAK4 degrader compared to a small molecule inhibitor, confirming our platform and target selection strategy. In addition, we are excited that programs from our oncology pipeline continue to show fidelity of translation of PK, PD and tolerability from preclinical models to human patients, validating our proprietary molecular design and translational capabilities,” said Nello Mainolfi, PhD, Co-Founder, President and CEO. “Looking ahead, we plan to share important data from our oncology programs this year, including clinical data evaluating anti-tumor activity with our STAT3 (KT-333) and IRAKIMiD (KT-413) programs. With four clinical stage programs, a proprietary discovery engine designed to enable us to add one new program to our clinical pipeline each year, and a strong financial position that will enable us to continue to invest in our platform and pipeline, we are well-positioned to deliver on our goals and improve patients’ lives with a new generation of medicines.”

Recent Business Highlights and Developments

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In December, Kymera announced positive results from the Phase 1 clinical trial evaluating KT-474 (SAR444656) in patients with hidradenitis suppurativa (HS) and atopic dermatitis (AD), demonstrating clinical activity, impact on inflammatory biomarkers, and an encouraging safety profile. In addition, the Company shared Sanofi’s decision to advance this program into Phase 2 clinical trials. Kymera also provided initial data from the dose escalation phase of the ongoing KT-413 and KT-333 clinical trials, which demonstrated target degradation without dose limiting toxicities and fidelity of PK/PD translation from preclinical models to human patients. During the update, the Company also announced the IND cleared for KT-253 and its plan to initiate the Phase 1 trial in early 2023.

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At the American Society of Hematology (ASH) Annual Meeting, Kymera presented preclinical data demonstrating KT-253, a selective MDM2 degrader, inhibited tumor growth as a single agent and in combination with widely used treatments in Acute Myeloid Leukemia (AML) models. In addition, preclinical data from the Company’s collaborations was shared demonstrating the therapeutic potential of STAT3 degraders in cutaneous T-cell lymphoma (CTCL), as well as the potential of IRAKIMiD degraders combined with BCL-2 inhibitors as a therapeutic approach for the treatment of MYD88-mutant diffuse large B-cell lymphoma.

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In January, Kymera announced the appointment of Ellen Chiniara, J.D., as Chief Legal Officer and Corporate Secretary. Ms. Chiniara joined Kymera with extensive experience overseeing legal activities at biopharmaceutical companies ranging from the discovery phase through commercialization, and most recently served as Executive Vice President, Chief Legal Officer and

Corporate Secretary of Alexion Pharmaceuticals through its acquisition by AstraZeneca. She graduated magna cum laude from Bryn Mawr College and earned her Juris Doctor from Stanford University School of Law.

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Kymera has appointed Rebecca Mosher, MD, as Senior Vice President, Translational Medicine. Dr. Mosher joins the Company from Mersana Therapeutics where she was Vice President, Translational Medicine. Prior to Mersana, Dr. Mosher held positions of increasing responsibility in translational medicine, translational research and molecular pathology at Novartis, Vertex, and Millennium. Dr. Mosher graduated magna cum laude from Harvard College and received her MD from Columbia University.

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Kymera has appointed Juliet Williams, PhD, as Head of Research. Dr. Williams was previously Kymera’s Head of Biology and has more than 20 years of drug development experience, including leadership positions at Novartis, Sanofi, Millennium, and Curis. Dr. Williams holds a degree in Natural Sciences (Biochemistry) from the University of Cambridge and a PhD in Developmental Biology from University College London.

Kymera’s 2023 Objectives

The Company’s recent data, generated in healthy volunteers and patients with HS, AD, hematological malignancies and solid tumors, demonstrated its industry leading, proprietary know-how in TPD and its progress in developing medicines in areas of significant patient and commercial opportunity. In January, the Company outlined its strategic objectives for 2023:

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Collaborate with Sanofi to initiate KT-474 Phase 2 clinical trial
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Publish results of KT-474 Phase 1 trial including patient cohorts
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Demonstrate clinical anti-tumor activity in target patient populations for KT-333 and KT-413
•
Initiate KT-253 Phase 1 trial in solid and hematological tumors and demonstrate clinical proof-of-mechanism in patients
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Deliver at least 2 new development candidates (DC)/Investigational New Drugs (IND) from the preclinical pipeline in areas of large clinical and commercial opportunity and pathways where TPD has potential to provide either the only or the best-in-class solution
•
Further expand the capabilities of Kymera’s Pegasus™ platform and continue to leverage Kymera’s E3 Ligase Whole-Body Atlas of over 600 unique E3 ligases, with a focus on tissue restricted E3 ligases
•
Expand novel molecular glue franchise in areas of unmet medical need, exploiting a newly identified degron motif
•
Advance existing collaborations, or execute additional strategic partnerships, that support the company’s evolution into a fully integrated, global biopharmaceutical company

Program Background Information

IRAK4 Degrader Program (KT-474/SAR444656)

KT-474 is a potent, highly selective, orally bioavailable IRAK4 degrader, in development for the treatment of IL-1R/TLR-driven complex inflammatory diseases where there is an opportunity to significantly advance the standard of care in a broad variety of diseases. In 2021, Kymera completed dose escalation in the single ascending dose (SAD) and multiple ascending dose (MAD) portions of its KT-474 Phase 1 trial, with the data demonstrating near complete IRAK4 degradation in peripheral blood mononuclear cells (PBMC) and skin that was generally well tolerated, as well as robust inhibition of multiple ex vivo-stimulated disease-relevant cytokines.

In the recently completed patient cohort of the Phase 1 trial, KT-474 showed evidence of robust IRAK4 degradation in the blood and active skin lesions of HS and AD patients and was generally well tolerated. Treatment with KT-474 was associated with a systemic anti-inflammatory response and meaningful improvement in skin lesions and symptoms in both HS and AD patients, with internal consistency between the effect on inflammatory biomarkers and impact on clinical endpoints. KT-474 was generally safe and well-tolerated, with no serious adverse events, no drug-related infections, and no dose interruptions or discontinuations due to adverse events. Sanofi, which is collaborating with Kymera on the development of KT-474 (SAR444656) outside of the oncology and immune-oncology fields, will advance KT-474 into Phase 2 clinical studies in HS and AD, with the first study initiating in 2023.

STAT3 Degrader Program (KT-333)

KT-333 is designed as a potent degrader of STAT3, a transcriptional regulator that has been linked to numerous cancers and inflammatory and autoimmune diseases. KT-333 is being developed for the treatment of STAT3-dependent hematological malignancies and solid tumors. The Phase 1 clinical trial of KT-333 is designed to evaluate the safety, tolerability, PK/PD and clinical activity of KT-333 dosed weekly in adult patients with relapsed and/or refractory lymphomas, leukemias and solid tumors.

The Phase 1a dose escalation portion of the trial is ongoing. In December 2022 Kymera announced that Dose Level (DL) 1 had been completed with a total of 4 patients enrolled. All patients were heavily pretreated with multiple prior regimens and included 3 with solid tumors and 1 with cutaneous T-cell lymphoma. Plasma PK and PD translated as expected in humans, with mean maximum STAT3 degradation in PBMC following the first 2 doses averaging 66%, with maximum STAT3 knockdown of up to 86% as measured by mass spectrometry. There were no dose-limiting toxicities or treatment-related serious adverse events reported at this dose.

KT-333 has been granted orphan drug designation by the U.S. Food and Drug Administration for both the treatment of cutaneous T-cell lymphoma (CTCL) and peripheral T-cell lymphoma (PTCL).

More information on the Phase 1 study can be found at www.clinicaltrials.gov, identifier NCT05225584.

IRAKIMiD Degrader Program (KT-413)

KT-413 is a novel heterobifunctional degrader targeting both IRAK4 and the IMiD substrates Ikaros and Aiolos. Designed to address both the IL-1R/TLR and Type 1 IFN pathways synergistically with a single molecule, KT-413 is in development for the treatment of MYD88-mutant B cell malignancies. The Phase 1 clinical trial of KT-413 is designed to evaluate the safety, tolerability, PK/PD and clinical activity of KT-413 administered as an IV infusion once every 3 weeks to adult patients with relapsed and/or refractory B-cell non-Hodgkin's lymphomas.

The Phase 1a dose escalation portion of the trial is ongoing. In December 2022, Kymera announced that the first two dose levels had been completed. Patients were heavily pretreated with multiple prior regimens and included follicular lymphoma and DLBCL, which were both wild-type for MYD88. Plasma PK and PD translated as expected in humans with both dose levels showing dose-dependent degradation of IRAK4, Ikaros and Aiolos in PBMC, with up to 95/100% knockdown of Ikaros/Aiolos and 40% knockdown of IRAK4 at the second dose level. Serial tumor biopsies at Cycle 3/Day 4 in the patient treated at DL1 showed comparable knockdown of Ikaros/Aiolos and IRAK4 as in plasma. There were no dose-limiting toxicities or treatment-related serious adverse events and no neutropenia observed in the two patient cohorts.

More information on the Phase 1 study can be found at www.clinicaltrials.gov, identifier NCT05233033.

MDM2 Degrader Program (KT-253)

The FDA has cleared the IND for KT-253, an investigational degrader that targets MDM2, the crucial regulator of the most common tumor suppressor, p53, which remains intact (Wild Type) in close to 50% of cancers. Unlike small molecule inhibitors, KT-253 has been shown preclinically to have the ability to overcome the MDM2 feedback loop and rapidly induce apoptosis, even with brief exposures. Kymera plans to commence the KT-253 Phase 1a dose escalation study in early 2023, with IV doses of KT-253 administered every 3 weeks to patients with solid tumors and hematological malignancies, including AML.

Platform and Discovery Programs

Kymera is leveraging the Company’s proprietary E3 Ligase Whole-Body Atlas, including the differential expression profile of known E3 ligases, to pursue targets and indications that may benefit from tissue-restricted or -selective degradation. Kymera has also expanded the Company’s platform to develop a new generation of molecular glue degraders for high value undrugged and non-ligandable targets. Multiple programs are approaching development stage in 2023.

Conference Call

To access the conference call via phone, please dial +1 (833) 630-2127 (U.S.) or +1 (412) 317-1846 (International) and ask to join the Kymera Therapeutics call. A live webcast of the event will be available under “Events and Presentations” in the Investors section of the Company’s website at www.kymeratx.com. A replay of the webcast will be archived and available following the event.

Fourth Quarter 2022 Financial Results

Collaboration Revenues: Collaboration revenues were $16.1 million for the fourth quarter of 2022 and $46.8 million for the year ended December 31, 2022 compared to $15.3 million and $72.8 million, respectively, for the same periods of 2021. Collaboration revenues include revenue from the Company’s Sanofi and Vertex collaborations.

Research and Development Expenses: Research and development expenses were $43.1 million for the fourth quarter of 2022 and $164.2 million for the year ended December 31, 2022, compared to $37.5 million and $137.0 million, respectively, for the same periods of 2021. This increase was primarily due to increased expenses related to the investment in our MDM2 program, platform and discovery programs, as well as an increase in occupancy and related costs due to continued growth in the research and development organization. Stock based compensation expenses included in R&D were $4.5 million for the fourth quarter of 2022 and $18.0 million for the year ended December 31, 2022, compared to $3.7 million and $11.7 million, respectively, for the same periods in 2021.

General and Administrative Expenses: General and administrative expenses were $11.6 million for the fourth quarter of 2022 and $43.8 million for the year ended December 31, 2022, compared to $11.7 million and $36.3 million, respectively, for the same periods of 2021. The increase in annual expense was primarily due to increase in legal and professional service fees in support of the Company’s growth and an increase in personnel, facility, occupancy, and other expenses from an increase in headcount to support growth as a public company. Stock based compensation expenses included in G&A were $4.4 million for the fourth quarter of 2022 and $17.5 million for the year ended December 31, 2022, compared to $5.0 million and $13.2 million, respectively, for the same periods in 2021.

Net Loss: Net loss was $34.9 million for the fourth quarter of 2022 and $154.8 million for the year ended December 31, 2022 compared to a net loss of $33.9 million and $100.2 million, respectively, for the same periods of 2021.

Cash and Cash Equivalents: As of December 31, 2022, Kymera had approximately $559.5 million in cash, cash equivalents, and investments. Kymera expects that its cash and cash equivalents will provide the company with an anticipated cash runway into the second half of 2025 that is expected to take the company past the proof-of-concept Phase 2 data for KT-474, as well as early proof-of-concept data for KT-413, KT-333 and KT-253, while Kymera continues to identify opportunities to accelerate growth and expand its pipeline, technologies, and clinical indications.

About Kymera Therapeutics

Kymera is a biopharmaceutical company pioneering the field of targeted protein degradation, a transformative approach to address disease targets and pathways inaccessible with conventional therapeutics. Kymera’s Pegasus platform is a powerful drug discovery engine, advancing novel small molecule programs designed to harness the body’s innate protein recycling machinery to degrade dysregulated, disease-causing proteins. With a focus on undrugged nodes in validated pathways, Kymera is advancing a pipeline of novel therapeutic candidates designed to address the most promising targets and provide patients with more effective treatments. Kymera’s initial programs target IRAK4, IRAKIMiD, and STAT3 within the IL-1R/TLR or JAK/STAT pathways, and the MDM2 oncoprotein, providing the opportunity to treat patients with a broad range of immune-inflammatory diseases, hematologic malignancies, and solid tumors. For more information, visit www.kymeratx.com.

Founded in 2016, Kymera is headquartered in Watertown, Mass. Kymera has been named a “Fierce 15” company by Fierce Biotech and has been recognized by both the Boston Globe and the Boston Business Journal as one of Boston’s top workplaces. For more information about our people, science, and pipeline, please visit www.kymeratx.com or follow us on Twitter or LinkedIn.

About Kymera’s Pegasus™ Platform

Kymera’s Pegasus platform is a powerful drug discovery engine that enables the discovery of novel small molecule protein degrader medicines designed to target and disrupt specific protein complexes and full signaling cascades in disease, placing once elusive disease targets within reach. The key components of the platform combine Kymera’s broad understanding of the localization and expression levels of the hundreds of E3 ligases in the human body with the Company’s proprietary E3 Ligase Binders Toolbox, and advanced chemistry, biology, and computational capabilities to develop protein degraders that address significant, unmet medical needs.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements by Kymera Therapeutics regarding its: strategy, business plans and objectives for the IRAK4, IRAKIMiD, STAT3 and MDM2 degrader programs; plans and timelines for the preclinical and clinical development of its product candidates, including the therapeutic potential, clinical benefits and safety thereof; expectations regarding timing, success and data announcements of current ongoing preclinical and clinical trials; the ability to initiate new clinical programs; and Kymera’s financial condition and expected cash runway into the second half of 2025. The words "may," “might,” "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," “expect,” "estimate," “seek,” "predict," “future,” "project," "potential," "continue," "target" and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: the impact of COVID-19 on countries or regions in which we have operations or do business, as well as on the timing and anticipated results of our current and future preclinical studies and clinical trials, supply chain, strategy and future operations; the delay of any current and future preclinical studies or clinical trials or the development of Kymera Therapeutics' drug candidates; the risk that the results of current preclinical studies and clinical trials may not be predictive of future results in connection with current or future preclinical and clinical trials, including those for KT-474, KT-333, KT-413 and KT-253; Kymera Therapeutics' ability to successfully demonstrate the safety and efficacy of its drug candidates; the timing and outcome of the Kymera Therapeutics' planned interactions with regulatory authorities; obtaining, maintaining and protecting its intellectual property; and Kymera Therapeutics' relationships with its existing and future collaboration partners. These and other risks and uncertainties are described in greater detail in the section entitled "Risk Factors" in the Annual Report on Form 10-K for the year ended December 31, 2022 filed on February 23, 2023, as well as discussions of potential risks, uncertainties, and other important factors in Kymera Therapeutics' subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Kymera Therapeutics' views only as of today and should not be relied upon as representing its views as of any subsequent date. Kymera Therapeutics explicitly disclaims any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

KYMERA THERAPEUTICS, INC.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	December 31, 2022	December 31, 2021
Assets
Cash, cash equivalents and marketable securities	$ 559,494	$ 567,605
Property and equipment, net	13,334	11,881
Other assets	30,306	26,419
Total assets	$ 603,134	$ 605,905
Liabilities and Stockholders’ Equity
Deferred revenue	$ 63,260	$ 101,034
Other liabilities	49,723	45,233
Total liabilities	112,983	146,267
Total stockholders’ equity	490,151	459,638
Total liabilities and stockholders’ equity	$ 603,134	$ 605,905

KYMERA THERAPEUTICS, INC.
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Collaboration Revenue—from related parties	$ 16,139	$ 15,275	$ 46,826	$ 72,832

Operating expenses:
Research and development	$ 43,133	$ 37,530	$ 164,248	$ 137,017
General and administrative	11,637	11,740	43,834	36,345
Total operating expenses	54,770	49,270	208,082	173,362
Loss from operations	(38,631)	(33,995)	(161,256)	(100,530)
Other income (expense):
Interest and other income	3,824	144	6,624	488
Interest and other expense	(58)	(50)	(176)	(175)
Total other income	3,766	94	6,448	313
Net loss attributable to common stockholders	$ (34,865)	$ (33,901)	$ (154,808)	$ (100,217)
Net loss per share attributable to common stockholders, basic and diluted	$ (0.60)	$ (0.66)	$ (2.87)	$ (2.09)
Weighted average common stocks outstanding, basic and diluted	57,889,273	51,394,065	53,933,229	47,989,023

Investor Contact: Bruce Jacobs Chief Financial Officer investors@kymeratx.com 857-285-5300 Chris Brinzey Managing Director, Westwicke chris.brinzey@westwicke.com 339-970-2843	Media Contact: Todd Cooper Senior Vice President, Corporate Affairs media@kymeratx.com 857-285-5300